Exhibit 99.2

Apco Argentina, Inc.
Summary of Earnings

(Dollars in Thousands, Except Per Share Amounts)

Three months ended June 30,	2004	2003
Total Revenues	10,716	8,638
Net income	3,429	2,996
Per share	0.47	0.41

Six months ended June 30,	2004	2003
Total Revenues	20,630	17,627
Net income	7,785	6,467
Per share	1.06	0.88